Exhibit 4-A

      FIRST SUPPLEMENTAL INDENTURE, dated as of the 1st day of August, 2000, made and entered into by and between METROPOLITAN EDISON COMPANY, corporation organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the "Company"), and UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee under the Indenture hereinafter mentioned ("Trustee").

      WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 1, 1999 (hereinafter called the "Original Indenture"), to provide for the issuance of securities in series and for the initial series of securities to be known as the 7.35% Subordinated Debentures, Series A, due 2039; and

      WHEREAS,   the  Original  Indenture,   as  the  same  may  be  amended  or
supplemented  from  time  to  time  by  indentures   supplemental   thereto,  is
hereinafter referred to as "the Indenture"; and

      WHEREAS, the Original Indenture authorizes the Company and the Trustee to enter into supplemental indentures for the purpose, among others, to make changes that do not adversely affect the rights of any Securityholder; and

      WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate action of its Board of Directors, has fully resolved and determined to make, execute and deliver to the Trustee a First Supplemental Indenture in the form hereof for the purposes herein provided; and

      WHEREAS, the Company represents that all conditions and requirements necessary to make this First Supplemental Indenture, in the form and upon the terms hereof, a valid, binding and legal instrument, in accordance with its terms, and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery hereof, in the form and upon the terms hereof, have been in all respects duly authorized.

      NOW, THEREFORE, Metropolitan Edison Company, in consideration of the premises, and the execution and delivery by the Trustee of this First Supplemental Indenture and for other good and valuable considerations, receipt of which is hereby acknowledged, hereby covenants and agrees to and with the Trustee and its successors in the trust under the Indenture, as follows:

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                                    ARTICLE I

                             ADDITIONAL DEFINITIONS

      The following definition is added to the Indenture:

      "Trust Agreement" means the Amended and Restated Trust Agreement of Met-Ed Capital Trust dated as of May 24, 1999 made by Met-Ed Capital as Grantor, Met-Ed Preferred Capital II, Inc., and the Trustees named therein.

      "Trust Security" means a trust security issued under the Trust Agreement representing a beneficial interest in Met-Ed Capital Trust equal to and representing a Preferred Security and evidenced by a certificate authenticated in accordance with the Trust Agreement.

                                   ARTICLE II

      The following Section 6.13 is added to Article I of the Indenture:

Section 6.13. Rights of Enforcement.

      Notwithstanding any other provision of this Indenture, if a Trust Enforcement Event (as defined in the Trust Agreement) occurs and is continuing, or if any of the circumstances described in Section 13.02(d) of the Limited Partnership Agreement occurs and is continuing, or if an Event of Default occurs and is continuing, then any holder of Trust Securities or any holder of Preferred Securities, other than Met-Ed Capital Trust, may institute a legal proceeding directly against the Company to enforce the Company's obligation under a corresponding amount of Securities, without first instituting a legal proceeding against any other Person.

                                  ARTICLE III.

                                  MISCELLANEOUS

      SECTION 3.01. For all purposes hereof, except as the context may otherwise require, (a) all terms contained herein shall have the meanings given such terms in, and (b) all references herein to sections of the Original Indenture shall be deemed to be to such sections of, the Original Indenture as the same heretofore has been or hereafter may be amended by an indenture or indentures supplemental thereto.

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

      SECTION 3.02. As amended and supplemented by this First Supplemental Indenture, the Original Indenture is in all respects ratified and confirmed and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

      SECTION 3.03. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this First Supplemental Indenture.

      IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

                              METROPOLITAN EDISON COMPANY


                               By: /s/ T.G. Howson

                              Name:       T.G. Howson

                              Title:      Vice President and Treasurer

                              UNITED STATES TRUST COMPANY OF NEW YORK
                              as Trustee

                             By: /s/ Louis P. Young

                              Name:       Louis P. Young

                              Title:      Vice President

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